1. Name and Address of Reporting Person
   Barasch, Richard A.
   6 International Drive
   Rye Brook, NY 10573
   USA
2. Issuer Name and Ticker or Trading Symbol
   Universal American Financial Corp. (UHCO)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   9/30/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       04/10/2002 A       V     47721       A      $6.4500                     D
Common Stock                       04/15/2002 G       V     -3500       D      $0.0000                     D
Common Stock                       06/24/2002 G       V     -1500       D      $0.0000    1069851          D
Common Stock                                                                              0                I           Daughter
                                                                                                                       (Emil)
Common Stock                                                                              32830            I           Son
                                                                                                                       (Benjamin)
Common Stock                                                                              423977           I           Wife
Common Stock                                                                              0                I           Tara
                                                                                                                       Acquisition
Common Stock                                                                              39730            I           Daughter
                                                                                                                       (Natalie)
Common Stock                                                                              409561           I           Barasch
                                                                                                                       Universal
                                                                                                                       Trust
Common Stock                                                                              0                I           Norman
                                                                                                                       Barasch
Common Stock                                                                              34774            I           Daughter
                                                                                                                       (Emily)
Common Stock                                                                              16376            I           Tara
                                                                                                                       Acquisition
                                                                                                                       LLC
Common Stock                                                                              67744            I           Norman
                                                                                                                       Barasch Trust
                                                                                                                       #1
Common Stock                                                                              406297           I           Norman
                                                                                                                       Barasch Trust
                                                                                                                       #2

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $2.2                                                 12/10/2006 Common                      40000    D
(Right to buy)                                                                 Stock
Stock Options  $2.25                                                12/08/2008 Common                      25000    D
(Right to buy)                                                                 Stock
Stock Options  $2.48                                                12/14/2005 Common                      20000    D
(Right to buy)                                                                 Stock
Stock Options  $2.62                                                05/28/2008 Common                      143000   D
(Right to buy)                                                                 Stock
Stock Options  $3.03                                                12/09/2007 Common                      25000    D
(Right to buy)                                                                 Stock
Stock Options  $3.15                                                08/01/2009 Common                      600000   D
(Right to buy)                                                                 Stock
Stock Options  $3.33                                                06/14/2004 Common                      20000    D
(Right to buy)                                                                 Stock
Stock Options  $3.88                                                02/28/2011 Common                      37500    D
(Right to buy)                                                                 Stock
Stock Options  $4.09                                                04/01/2010 Common                      37500    D
(Right to buy)                                                                 Stock
Stock Options  $6.45    03/28/2002 A      V  25000       03/28/2004 03/28/2012 Common  25000    $0.0000    25000    D
(Right to buy)                               <F1>                              Stock

Explanation of Responses:

<F1>
Exercisable over a 2-year period; 50% on 3/28/03 and 100% on 3/28/04.

SIGNATURE OF REPORTING PERSON
/s/ Richard A. Barasch

DATE
10/01/2002